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                                                                    EXHIBIT 9(c)





                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of December 12, 1985, between Market Street Fund, Inc., a Maryland corporation (herein called the "Fund"), and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (herein called "PIMC"),

         WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain PIMC to render administrative services to the following investment portfolios of the Fund: the Growth Portfolio, the Money Market Portfolio, the Bond Portfolio, and the Managed Portfolio, collectively, the "Portfolios," and PIMC is willing to so render such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PIMC to act as an administrator to the Fund for the period and on the terms set forth in this Agreement. PIMC accepts such appointment and agrees to render the services herein set forth, for certain compensation as agreed upon between the Fund and PIMC.

         2. Delivery of Documents. The Fund will furnish PIMC with copies properly certified or authenticated of each of the following:

                 (a) Articles of Incorporation of the Fund, filed with the Secretary of the State of Maryland on March 21, 1985, as amended (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, herein called the "Articles of Incorporation");

                 (b) Code of Regulations of the Fund, as amended (such Code of Regulations, as presently in effect and as they shall from time to time be amended, herein called the "Code of Regulations");





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                 (c)      Resolutions of the Fund's Board of Directors
         authorizing the appointment of PIMC and resolutions of the Fund's Board of Directors and Shareholders approving this Agreement;

                 (d) Resolutions of the Fund's Board of Directors authorizing the appointment of Providentmutual Investment Management Company (the "adviser") and of the Fund's Board of Directors and Shareholders approving the Advisory Agreement between the adviser and the Fund dated as of October 2, 1985 (the "Advisory Agreement");

                 (e) Resolutions of the Fund's Board of Directors authorizing the appointment of PML Securities Company ("PML") as the Fund's distributor and approving the Distribution Agreement between PML and the Fund dated as of October 2, 1985 (the "Distribution Agreement");

                 (f) The Fund's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), as filed with the Securities and Exchange Commission ("SEC") on December 16, 1985 (File No. 2-98755) relating to units of beneficial interest of the Fund, $.01 par value (herein called "Shares") and all amendments thereto;

                 (g) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A with the SEC on June 27, 1985 and all amendments thereto; and

                 (h)      The most recent prospectus with respect to the Fund.

         The Fund will furnish PIMC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         3. Administration. Subject to the supervision of the Board of Directors of the Fund and the Fund's investment adviser, PIMC WILL provide the Fund with the following administrative services in accordance with the Fund's





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investment objective and policies as stated in its Prospectus and resolutions of the Fund's Board of Directors.

         PIMC will perform the following services with respect to each portfolio:

                 (i) Reconcile each portfolio's daily cash and investment balances with its custodian and provide to the adviser the beginning cash balance available each day for investment;

                 (ii) Update the cash availability throughout the day as required by the adviser;

                 (iii) Verify investment buy/sell trade tickets when received from the adviser, maintain historical tax lots for each security, calculate capital gains and losses and transmit trades to the custodian for proper settlement;

                 (iv) Maintain daily journals with respect to each portfolio's investments, capital share, income and expenses;

                 (v) Otherwise maintain all books and records with respect to each portfolio's securities transactions, keep the portfolio's books of account and compute the net asset value, and net income of each portfolio;

                 (vi) Monitor the Fund's expense accruals and pay all expenses on written authorization from the Fund's Treasurer;

                 (vii) Monitor adequacy of the Fund's internal financial control with respect to the Portfolios;

                 (viii) Transmit or mail a copy of the daily portfolio valuation (amortized cost and marked to market) to the adviser;

                 (ix) Supply the Fund and its Board of Directors with reports and statistical data as requested with respect to the Portfolios;

                 (x) Prepare monthly unaudited financial statements for the Fund with respect to each portfolio , including:





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                 Schedule of Investments
                 Statements of Assets and Liabilities
                 Statement of Operations
                 Statement of Changes in Net Assets
                 Cash Statement
                 Schedule of Capital Gains and Losses

                 (xi) Act as liaison between the Fund and the independent certified public accountants with respect to the Portfolios and provide them with detailed account analyses, fiscal year summaries and other audit-related schedules as requested;

                 (xii) Calculate the market value of the investment portfolios;

                 (xiii) Prepare a monthly broker security transaction summary and monthly security transaction listing;

                 (xiv) Prepare and file the Fund's Semi-Annual Reports to the SEC on Form N-SAR with respect to the Portfolios;

                 (xv) Compile data for, prepare for execution by the Fund, and file all of the Fund's Federal and state tax returns and required tax filings with respect to the Portfolios;

                 (xvi) Assist with the preparation of the Fund's annual and quarterly reports to stockholders and its registration statement on Form N-1A with respect to the Portfolios;

                 (xvii) Compile data for, prepare and file timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act;

                 (xviii) Monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1954;

                 (xviv) Maintain the Fund's fidelity bond required by the 1940 Act; and

                 (xix) Monitor compliance with certain of the Fund's policies and limitations as set forth in the Fund's prospectus, Codes of Regulations and Articles of Incorporation.





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         4.      Services Not Exclusive.  The administration services rendered by PIMC hereunder are not to be deemed exclusive, and PIMC shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, PIMC hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. PIMC further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

         6. Expenses. PIMC will pay all expenses incurred by it in connection with its services under this Agreement.

         7. Compensation. As sole compensation for the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay PIMC such fees as the parties may from time to time agree in writing.

         8. Limitation of Liability of the Administrator. PIMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of PIMC in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall have an initial term of one year provided, however, that this Agreement may be terminated by PIMC or by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities and the Fund, on 60 days





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written notice to the other party, any may be terminated for "cause" at any time by the Board of Directors of the Fund. "Cause" is defined and limited for this purpose to mean willful misfeasance, bad faith or gross negligence by PIMC in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement.

         10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

         11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                           MARKET STREET FUND, INC.

/s/ LINDA E. SENHER               By: [sig]
-------------------------------      -----------------------------------

[Seal]

Attest:                           PROVIDENT INSTITUTIONAL
                                  MANAGEMENT CORPORATION

                                  By: [sig]
-------------------------------      -----------------------------------
[Seal]





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                                                               December 12, 1985

Gentlemen:

         Pursuant to Paragraph 7 of the Administration Agreement dated December 12, 1985 between Provident Institutional Management Corporation ("PIMC") and Market Street Fund, Inc. (the "Fund"), we have agreed that the Fund will pay PIMC a fee computed daily and paid monthly, at an annual rate of .10% per annum of each Portfolio's net assets with a minimum aggregate annual fee with respect to all four portfolios of $110,000. Notwithstanding the prior sentence PIMC has agreed that during the first twelve months of the Fund's operations, PIMC will waive its fee in the following manner:

         100% of PIMC's fee will be waived for the first two months of Fund operations; thereafter, PIMC will reduce its fee waiver by 10% per month until the twelfth month of Fund operations at which time PIMC will begin to charge its full fee as stated above.

         PIMC has further agreed that the fee it will receive from the Fund as stated above, shall be effective for the first two years of the Fund's operations; thereafter the Fund shall pay PIMC such fees as the parties may agree to in writing.

         If the foregoing accords with your understanding of our agreement, please evidence your concurrence by signing and dating this letter at the place indicated below and returning this letter to PIMC.

                                  Sincerely,

                                  Provident Institutional
                                  Management Corporation

                                  By: [sig]
                                     -----------------------------------------
                                  Date:
                                       ---------------------------------------

Market Street Fund, Inc.

By: [sig]
   ------------------------------
Date: December 12, 1985
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